Exhibit 99.1
Dana Corporation Announces Agreement
to Sell Non-Core Engine Hard Parts Business
TOLEDO, Ohio — December 4, 2006 — Dana Corporation (OTCBB: DCNAQ) announced that today it has entered into a stock and asset purchase agreement with MAHLE GmbH, a leading supplier to the automotive and engine industries, for the sale of Dana’s non-core engine hard parts business.
The agreement provides for MAHLE and certain of its affiliates to acquire the equity and tangible and intangible assets of the global operations comprising Dana’s engine hard parts business from Dana and certain of its affiliates for an aggregate price of approximately $157 million. The price includes approximately $98 million in cash, subject to usual adjustments at closing, and the buyers’ assumption of certain liabilities related to the business. In connection with the transaction, the parties will also enter into ancillary agreements, including a transition services agreement and a distribution agreement relating to Victor Reinz® branded products.
Closing of the transaction is subject to the approval of the United States Bankruptcy Court for the Southern District of New York, which has jurisdiction over Dana’s Chapter 11 reorganization proceedings; government regulatory approvals; and customary closing conditions.
As a standard part of the bankruptcy process, Dana has filed a motion with the Bankruptcy Court seeking approval of procedures that will provide an opportunity for competitive bids on the engine hard parts business before the sale is approved by the Court. Dana expects to complete the bidding process and to secure the regulatory approvals in time to close the sale in the first quarter of 2007.
The engine hard parts business consists of 39 facilities which manufacture piston rings, engine bearings, cylinder liners, and camshafts under the Perfect Circle®, Clevite®, and Glacier Vandervell™ brands. With annual revenues of approximately $670 million in 2005, the operations to be divested employ approximately 5,000 people in 10 countries. Dana announced its intention to sell its engine hard parts business in late 2005.
Dana Chairman and CEO Mike Burns said, “This divestiture is an important step in implementing Dana’s reorganization initiatives and sharpening our focus on our core axle, driveshaft, structural, sealing, and thermal products businesses for the automotive, commercial vehicle, and off-highway markets.”
Mr. Burns added, “This transaction also represents an excellent opportunity for MAHLE. While no longer central to Dana’s future direction, our engine hard parts business and people have strong potential for an owner that is strategically focused on this market segment.”
About Dana Corporation
Dana is a leading supplier of drivetrain, chassis, structural, and engine technologies. Dana people design and manufacture products for every major vehicle and engine producer in the world. Based in Toledo, Ohio, with operations throughout the world, Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. The company’s continuing operations reported sales of $8.6 billion in 2005. Dana’s Internet address is: http://www.dana.com/.

Dana and certain of its U.S. subsidiaries are operating under Chapter 11 of the U.S. Bankruptcy Code as debtors in possession. Information about the bankruptcy proceedings can be found at: http://www.dana.com/reorganization. While Dana continues its reorganization under Chapter 11, investments in its securities are highly speculative. Although shares of Dana common stock continue to trade on the OTC Bulletin Board (OTCBB) under the symbol “DCNAQ,” the trading prices of the shares may have little or no relationship to the actual recovery, if any, by the holders under any eventual court-approved reorganization plan. The opportunity for any recovery by holders of Dana common stock under such reorganization plan is uncertain and shares of Dana common stock may be cancelled without any compensation pursuant to such plan.
Forward-Looking Statements
Statements in this release regarding the anticipated sale of Dana’s engine hard parts business constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on its current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Actual results could differ from those that are anticipated and there can be no assurance that this sale will be completed as contemplated. Dana does not undertake to update any forward-looking statements in this release.